EXHIBIT 23.2




                        [ARTHUR ANDERSEN LLP LETTERHEAD]















                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we agree to the inclusion in this Registration Statement on Form S-4 of Simmons Company and Subsidiaries of our report dated March 17, 1995 (except with respect to Notes 6 and 14 which are as of May 4, 1995 [not presented herein]) related to the financial statements of the Simmons Company and Subsidiaries as of and for the years ended December 31, 1994 and 1993. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 1994 or performed any audit procedures subsequent to the date of our report.





                                             /s/ Arthur Andersen LLP



Atlanta, Georgia
July 30, 1996